Exhibit 10.5

AMENDMENT

     THIS AMENDMENT is made as of the 21st day of December, 2000 to the Executive Employment Agreement (the “Agreement”) between Martine Rothblatt (“Executive”) and United Therapeutics Corporation (“UT”) dated April 2, 1999.

     WHEREAS, the Board of Directors of UT unanimously approved an amendment to the Agreement at its December 14, 2000 board meeting;

     NOW THEREFORE, the parties hereby amend the Agreement as follows:

     1.     Section 3.2(a) of the Agreement shall be replaced in its entirety by the following new Section 3.2(a):

                       “Annual Incentive Compensation. During each year of the term of this Agreement, options to purchase such number of shares, exercisable for ten years at 110% of the fair market price at the time of grant, as is equal to, for the first year, the quotient of one percent of the difference in UT market capitalization from the date of IPO to the one year anniversary thereof divided by $18.00. For each year thereafter, commencing with the period beginning December, 2000 and with the next option grant to be made on January 2, 2002, an option to purchase such number of shares, valid for ten years and exercisable at 110% of the fair market price at the time of grant, as is the quotient of one percent of the rise in market capitalization of UT from December 2000 to December 2001 calculated using the average Nasdaq closing price during the month of December of each year, divided by $18.00. Incentive compensation shall be vested when earned. The maximum incentive compensation that may be earned shall be capped by the projected market capitalization of UT at the end of each year under the January 1999 UT Business Plan.”

     In witness whereof, the parties have executed this Amendment effective as of the date first written above.

MARTINE ROTHBLATT	UNITED THERAPEUTICS CORPORATION
/s/ Martine Rothblatt	/s/ Fred Hadeed

Fred Hadeed, CFO